                                                                    Exhibit 12-A
                         Atlantic City Electric Company
                         ------------------------------

                       Ratio of Earnings to Fixed Charges
                       ----------------------------------
                             (Dollars in Thousands)

                                      12 Months                 12 Months Ended December 31,
                                    Ended June 30,  ---------------------------------------------------
                                        1998          1997          1996          1995           1994
                                   ---------------  --------      --------      --------       --------
Net income                            $ 45,276      $ 85,747      $ 75,017      $ 98,752       $ 93,174
                                      --------      --------      --------      --------       --------

Income taxes                            27,260        50,442        36,958        48,277         36,130
                                      --------      --------      --------      --------       --------

Fixed charges:
 Interest on long-term debt             63,381        64,501        64,847        62,879         58,460
 Other interest                          3,478         3,574         4,019         4,364          4,148
 Preferred stock dividend
  requirements of subsidiaries           5,775         5,775         1,428             -              -
                                      --------      --------      --------      --------       --------
Total fixed charges                     72,634        73,850        70,294        67,243         62,608
                                      --------      --------      --------      --------       --------

Earnings before income taxes
 and fixed charges                    $145,170      $210,039      $182,269      $214,272       $191,912
                                      ========      ========      ========      ========       ========

Ratio of earnings to fixed charges        2.00          2.84          2.59          3.19           3.07
                                      --------      --------      --------      --------       --------

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, and the interest factor associated with the Company's major leases.






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